Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 Results

and Reaffirms 2016 Outlook

•	Diluted EPS was $0.35, up 84%; Adjusted EPS[1] was $0.48, up 31% on a constant-currency basis

•	Operating Income margin was 11.2%, up 80 basis points; Adjusted Operating Income[1] margin expanded 240 basis points to 15.1%

•	Net revenues decreased 16.8%; Organic Net Revenue[1] grew 2.1%

•	Mark Clouse, Chief Commercial Officer, to leave company to become CEO of a North American publicly traded food company

DEERFIELD, Ill. – April 27, 2016 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its first quarter 2016 results, with strong Adjusted Operating Income margin expansion and Adjusted EPS growth on a constant currency basis, as well as solid Organic Net Revenue growth.

“We’ve had a good start to the year,” said Irene Rosenfeld, Chairman and CEO. “We significantly expanded margins by continuing to reduce supply chain and overhead costs. In addition, we delivered improved volume/mix in developed markets, while effectively managing through the volatile operating environment in emerging markets. As a result, we’re confident in our ability to deliver our 2016 outlook that we shared in February.”

On a reported basis, net revenues were $6.5 billion, down 16.8 percent, driven by a negative 9.4 percentage point impact from the coffee transaction and a 7.2 percentage point headwind from currency. Operating income was $722 million, down 11.0 percent. Diluted EPS was $0.35, up $0.16.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2016	% Chg vs PY	Q1 2016	Vol/Mix		Pricing
Latin America	$817	(35.0)%	3.8%	(8.2	)pp	12.0	pp
Asia Pacific	1,127	(2.3)	2.9	1.1		1.8
Eastern Europe, Middle East & Africa	547	(21.3)	4.5	(5.0)		9.5
Europe	2,289	(23.1)	0.2	0.9		(0.7)
North America	1,675	(0.4)	2.6	2.1		0.5

Mondelēz International	$6,455	(16.8)%	2.1%	(0.7	)pp	2.8	pp

Emerging Markets	$2,306	(22.4)%	3.6%	(3.7)		7.3
Developed Markets	4,149	(13.3)	1.3	1.2		0.1

Power Brands	$4,533	(16.6)%	3.8%

Organic Net Revenue increased 2.1 percent, as the company increased volume/mix in developed markets and raised prices to recover currency-driven input cost inflation in inflationary markets. Power Brands2 grew 3.8 percent. Organic Net Revenue from emerging markets3 was up 3.6 percent and developed markets4 increased 1.3 percent.

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q1 2016	vs PY (Rpt Fx)		Q1 2016	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$2,535	(13.8)%		$2,562	(0.8)%		5.7%
Gross Profit Margin	39.3%	1.4	pp	39.7%	1.7	pp

Operating Income	$722	(11.0)%		$974	12.7%		20.0%
Operating Income Margin	11.2%	0.8	pp	15.1%	2.4	pp

Net Earnings[5]	$554	71.0%		$764	16.6%

Diluted EPS	$0.35	84.2%		$0.48	23.1%		30.8%

Adjusted Gross Profit1 margin was 39.7 percent, up 170 basis points. Strong net productivity drove the improvement, partially offset by a 50 basis point reduction from mark-to-market adjustments associated with commodity and currency hedging.

Adjusted Operating Income margin expanded 240 basis points to 15.1 percent. The company continued to reduce overhead costs and increased advertising and consumer support as a percent of revenue.

Adjusted EPS grew 30.8 percent on a constant-currency basis, driven primarily by Adjusted Operating Income improvement.

Share Repurchases

In the first quarter, the company repurchased nearly $1.2 billion of its common stock at an average price of $41.04 per share.

Outlook

The company reaffirmed its outlook for 2016, as described below.

Metric	Full Year 2016 Outlook

Organic Net Revenue Growth	• At least 2%

Adjusted Operating Income Margin	• 15% to 16%

Adjusted EPS	• Double-digit growth on a constant currency basis

Free Cash Flow excluding items[1]	• At least $1.4 billion

In addition, the company reduced its estimate of the negative impact of foreign exchange translation on 2016 net revenue growth to approximately 3 percentage points6 (from approximately 6 percentage points) and on Adjusted EPS to approximately $0.056 (from approximately $0.13).

Mark Clouse to Leave Company

Mondelēz International also announced today that Mark Clouse, Chief Commercial Officer (CCO), will leave the company to become CEO of a North American publicly traded food company starting in late May. In his 20 years with the company, Clouse has managed a number of regional and global businesses and served as Chief Growth Officer prior to his appointment as CCO at the beginning of 2016.

“We’re proud of and grateful for Mark’s significant contributions to our company over the last two decades,” said Rosenfeld. “He’s a seasoned executive and natural leader who has built our brands and businesses, while always demonstrating a deep passion for developing others. Mark has proven he’s ready for this exciting next step in his career and we wish him and his family all the best.”

The company does not plan to appoint a new CCO.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Investors and analysts may participate via phone by calling 1-800-322-9079 from the United States and 1-973-582-2717 from other locations. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor. The company will be live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2015 net revenues of approximately $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income, Adjusted EPS, Adjusted Gross Profit and Free Cash Flow excluding items are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz, TUC/Club Social and belVita biscuits; Cadbury Dairy Milk, Milka and Lacta chocolate; Trident gum; Hall’s candy; and Tang powdered beverages.
3.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
4.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
5.	Net earnings attributable to Mondelēz International.
6.	Currency estimate is based on published rates from Oanda on April 22, 2016.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “estimate,” “deliver,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share, margins and cash flow; currency and the effect of foreign exchange translation on the company’s results of operations; the economic, regulatory and business environment and the company’s operations in Venezuela; the costs of, timing of expenditures under and completion of the company’s restructuring program; pension liabilities related to the coffee business transactions; and the company’s outlook, including 2016 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow excluding items. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to the company’s business; competition; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (1); the historical global coffee business (2); the historical Venezuelan operations; accounting calendar changes; and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and its Power Brands.

•	“Adjusted Gross Profit” is defined as gross profit excluding the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program; the Integration Program and other acquisition integration costs; incremental costs associated with the JDE coffee business transactions; the operating results of divestitures (1); the historical coffee business operating results (2); and the historical Venezuelan operating results. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs; the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program; the Integration Program and other acquisition integration costs; the Venezuela remeasurement and deconsolidation losses and historical operating results; impairment charges related to goodwill and intangible assets; divestiture (1) or acquisition gain or losses and related costs; the JDE coffee business transactions(2) gain and net incremental costs; the operating results of divestitures (1); the historical global coffee business operating results (2); and equity method investment earnings historically reported within operating income (3). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs; the 2012-2014 Restructuring Program; the 2014-2018 Restructuring Program; the Integration Program and other acquisition integration costs; the Venezuela remeasurement and deconsolidation losses and historical operating results; losses on debt extinguishment and related expenses; impairment charges related to goodwill and intangible assets; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; divestiture (1) or acquisition gain or losses and related costs; the JDE coffee business transactions(2) gain, transaction hedging gains or losses and net incremental costs; gain on the equity method investment exchange; and net earnings from divestitures (1). In addition, the company has adjusted its equity method investment earnings for its proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by the company’s JDE and Keurig equity method investees. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow excluding items” is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding cash payments associated with accrued interest and other related fees due to the company’s completion of a $2.5 billion cash tender offer on March 20, 2015.

(1)	Divestitures include businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement. See (2) below.
(2)	In connection with the JDE coffee business transactions that closed on July 2, 2015, because the company exchanged its coffee interests for similarly-sized coffee interests in JDE at the time of the transaction, the company has deconsolidated and not included its historical global coffee business results within divestitures in its non-GAAP financial measures. The company continues to have an ongoing interest in the coffee business. Beginning in the third quarter of 2015, the company has included the after-tax earnings of JDE, Keurig and of its historical coffee business results within continuing results of operations. For Adjusted EPS, the company has included these earnings in equity method investment earnings and has deconsolidated its historical coffee business results from Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income to facilitate comparisons of past and future coffee operating results.
(3)

Historically, the company has recorded income from equity method investments within its operating income as these investments operated as extensions of the company’s base business. Beginning in the third quarter of 2015, the company began to record the earnings from its equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of its coffee business. In periods prior to July 2,

2015, the company has reclassified the equity method earnings from Adjusted Operating Income to after-tax equity method investment earnings within Adjusted EPS to be consistent with the deconsolidation of its coffee business results on July 2 and in order to evaluate its operating results on a consistent basis.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2016 and 2015.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures or acquisitions, gain on the JDE coffee business transactions, loss on the deconsolidation of Venezuela and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures

On April 23, 2015, the company completed the divestiture of its 50 percent interest in a Japanese coffee joint venture to its joint venture partner, which generated cash proceeds of 27 billion Japanese yen ($225 million as of April 23, 2015) and a pre-tax gain of $13 million (after-tax loss of $9 million). The company contributed to Jacobs Douwe Egberts (“JDE”) the net cash proceeds from the sale of the interest. The company did not divest any businesses during the three months ended March 31, 2016.

Acquisitions and acquisition-related costs

On July 15, 2015, the company acquired an 80 percent interest in a biscuit operation in Vietnam, which is now a subsidiary within its Asia Pacific segment. The acquisition added incremental net revenues, on a constant currency basis, of $38 million for the three months ended March 31, 2016.

On February 16, 2015, the company also acquired a U.S. snacking company (Enjoy Life Foods) within its North America segment. The acquisition added incremental net revenues of $5 million for the three months ended March 31, 2016.

The company recorded acquisition-related costs of $1 million during the three months ended March 31, 2015. These acquisition-related costs were recorded in selling, general and administrative expenses.

Accounting calendar change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2015, the company changed the consolidation date for the North America segment from the last Saturday of each period to the last calendar day of each period. As a result of this change, each of the company’s operating subsidiaries now reports results as of the last calendar day of the period. The change had a favorable impact on net revenues of $38 million for the three months ended March 31, 2015.

Acquisition integration costs

Within the company’s Asia Pacific segment, in connection with the July 2015 acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $4 million for the three months ended March 31, 2016. The company recorded these acquisition integration costs in selling, general and administrative expenses.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation in the Spin-Off and in the future. Of the $1.5 billion of 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company incurred total restructuring and related implementation charges of $899 million, and completed incurring planned charges on the 2012-2014 Restructuring Program. The company recorded reversals to the restructuring charges of $2 million in the three months ended March 31, 2015 related to accruals no longer required. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Venezuela remeasurement and deconsolidation losses

Effective as of the close of the 2015 fiscal year, the company concluded that it no longer met the accounting criteria for consolidation of its Venezuela subsidiaries due to a loss of control over its Venezuelan operations and an other-than-temporary lack of currency exchangeability. As of the close of the 2015 fiscal year, the company deconsolidated and changed to the cost method of accounting for its Venezuelan operations. The company recorded a $778 million pre-tax loss on December 31, 2015 as it reduced the value of its cost method investment in Venezuela and all Venezuelan receivables held by its other subsidiaries to realizable fair value, resulting in full impairment. The recorded loss also included historical cumulative translation adjustments related to the company’s Venezuelan operations that the company had previously recorded in accumulated other comprehensive losses within equity.

Beginning in 2016, the company no longer includes net revenues, earnings or net assets of its Venezuelan subsidiaries within its consolidated financial statements. Under the cost method of accounting, earnings are only recognized to the extent cash is received. Given the current and ongoing difficult economic, regulatory and business environment in Venezuela, there continues to be significant uncertainty related to the company’s operations in Venezuela, and the company expects these conditions will continue for the foreseeable future. The company will monitor the extent of its ability to control its Venezuelan operations and the liquidity and availability of U.S. dollars at different rates, as the current situation in Venezuela may change over time and lead to consolidation at a future date.

The company recorded no earnings or other financial results from its Venezuelan subsidiaries during the three months ended March 31, 2016. For three months ended March 31, 2015, the operating results of its Venezuela operations were included in the company’s condensed consolidated statements of earnings. During this time, the company recognized an $11 million currency-related remeasurement loss resulting from a devaluation of the Venezuela bolivar exchange rates the company historically used to source U.S. dollars for purchases of imported raw materials, packaging and other goods and services.

Reclassification of historical Venezuela net revenues, operating income and net earnings

The company removed its historical operating results for its Venezuelan subsidiaries from its historical Organic Net Revenue, Adjusted Gross Profit, Adjusted Operating Income and Adjusted EPS to facilitate comparisons of past and future operating results and net earnings.

Loss on debt extinguishment and related costs

On March 20, 2015, the company completed a cash tender offer and retired $2.5 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $713 million during the three months ended March 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing in earnings the related unamortized discounts, deferred financing costs and deferred cash flow hedges.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $139 million in the three months ended March 31, 2016 and $163 million in the three months ended March 31, 2015 within asset impairment and exit costs. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $98 million in the three months ended March 31, 2016 and $61 million in the three months ended March 31, 2015. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

JDE coffee business transactions

On July 2, 2015, the company completed transactions to combine the company’s wholly owned coffee businesses (including the company’s coffee portfolio in France) with those of D.E Master Blenders 1753 B.V. (“DEMB”) to create a new company, JDE. Following the exchange of a portion of the company’s investment in JDE for an interest in Keurig Green Mountain Inc. (“Keurig”) in March 2016, the company now holds a 26.5% equity interest in JDE. The remaining 73.5% interest in JDE is held by a subsidiary of Acorn Holdings B.V., (“AHBV”, owner of DEMB prior to July 2, 2015). In connection with the contribution of the company’s global coffee businesses to JDE, the company recorded a pre-tax gain of $6.8 billion (or $6.6 billion after-taxes) in the third quarter of 2015. The company also recorded approximately $1.0 billion of net gains related to hedging the expected cash proceeds from the transaction as described further below.

The consideration the company received consisted of €3.8 billion of cash ($4.2 billion as of July 2, 2015), a 43.5% equity interest in JDE (prior to the decrease in ownership due to the Keurig transaction) and $794 million in receivables (related to sales price adjustments and tax formation cost payments). During the third quarter of 2015, the company also recorded $283 million of cash and receivables related to the reimbursement of costs that the company incurred in separating its coffee businesses. The cash and equity consideration the company received at closing reflects that the company retained its interest in a Korea-based joint venture, Dongsuh Foods Corporation. During the second quarter of 2015, the company also completed the sale of its interest in a Japanese coffee joint venture, Ajinomoto General Foods, Inc. (“AGF”). In lieu of contributing its interest in the AGF joint venture to JDE, the company contributed the net cash proceeds from the sale, and the transaction did not change the consideration received for the company’s global coffee businesses.

During the fourth quarter of 2015, the company and JDE concluded negotiations of a sales price adjustment and completed the valuation of the company’s investment in JDE. Primarily related to the negotiated resolution of the sales price adjustment in the fourth quarter, the company recorded a $313 million reduction in the pre-tax gain on the coffee transaction, reducing the $7.1 billion estimated gain in the third quarter to the $6.8 billion final gain for 2015. As part of the company’s sales price negotiations, the company retained the right to collect future cash payments if certain estimated pension liabilities come in over an agreed amount in the future. As such, the company may recognize additional income related to this negotiated term in the future.

In connection with the expected receipt of cash in euros at the time of closing, the company entered into a number of consecutive currency exchange forward contracts in 2014 and 2015 to lock in an equivalent expected value in U.S. dollars as of the date the coffee business transactions were first announced in May 2014. Cumulatively, the company realized aggregate net gains and received cash of approximately $1.0 billion on these hedging contracts that increased the cash the company received in connection with the coffee business transactions, from $4.2 billion in cash consideration received to $5.2 billion. In connection with these currency contracts, the company recognized a net gain of $551 million in the three months ended March 31, 2015 within interest and other expense, net.

The company also incurred incremental expenses related to readying its coffee businesses for the transactions that totaled $28 million in the three months ended March 31, 2015. These expenses were recorded within selling, general and administrative expenses of primarily the company’s Europe and EEMEA segments and within general corporate expenses.

Gain on equity method investment exchange

On March 3, 2016, a subsidiary of AHBV completed the $13.9 billion acquisition of all of the outstanding common stock of Keurig through a merger transaction. On March 7, 2016, the company exchanged with a subsidiary of AHBV a portion of the company’s equity interest in JDE with a carrying value of €1.7 billion (approximately $2.0 billion as of March 7, 2016) for an interest in Keurig with a fair value of $2.0 billion based on the merger consideration per share for Keurig. The company recorded the difference between the fair value of Keurig and its basis in JDE shares as a $43 million gain on equity method investment exchange in March 2016. Following the exchange, the company’s ownership interest in JDE is 26.5% and its interest in Keurig is 24.2%. The company accounts for its investments in JDE and Keurig under the equity method and recognizes its share of their earnings within equity method investment earnings and its share of their dividends within the company’s cash flows.

Reclassification of historical coffee business net revenues, operating income and net earnings

The company removed its historical coffee business operating results from its historical Organic Net Revenue, Adjusted Gross Profit and Adjusted Operating Income and reclassified historical coffee business after-tax earnings to equity method investment earnings to facilitate comparisons of past and future operating results and net earnings.

Reclassification of equity method investment earnings

Historically, the company recorded income from equity method investments within operating income as these investments operated as extensions of its base business. Beginning in the third quarter of 2015, to align with the accounting for JDE earnings, the company began reclassifying the earnings from its equity method investments from operating income to after-tax equity method investment earnings outside of segment operating income. For the company’s historical Adjusted Operating Income results, the company has reclassified the equity method investment earnings from Adjusted Operating Income to equity method investment earnings in all historical periods presented.

Equity method investee adjustments

The company adjusts its equity method investment earnings for its proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by the company’s JDE and Keurig equity method investees.

Loss related to interest rate swaps

The company recognized pre-tax losses of $97 million in the three months ended March 31, 2016, and $34 million in the three months ended March 31, 2015, within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing and hedging plans.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended March 31,
	2016	2015	% Change Fav / (Unfav)
Net revenues	$6,455	$7,762	(16.8)%

Cost of sales	3,920	4,821	18.7%

Gross profit	2,535	2,941	(13.8)%
Gross profit margin	39.3%	37.9%

Selling, general and administrative expenses	1,615	1,924	16.1%

Asset impairment and exit costs	154	160	3.8%

Amortization of intangibles	44	46	4.3%

Operating income	722	811	(11.0)%
Operating income margin	11.2%	10.4%

Interest and other expense, net	244	386	36.8%

Earnings before income taxes	478	425	12.5%

Provision for income taxes	(49)	(113)	56.6%
Effective tax rate	10.3%	26.6%
Equity method investment net earnings	85	—	n/m
Gain on equity method investment exchange	43	—	n/m

Net earnings	557	312	78.5%

Noncontrolling interest	(3)	12	(125.0)%

Net earnings attributable to Mondelēz International	$554	$324	71.0%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.35	$0.20	75.0%

Diluted earnings per share attributable to Mondelēz International	$0.35	$0.19	84.2%

Average shares outstanding:
Basic	1,569	1,648	4.8%
Diluted	1,587	1,665	4.7%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$1,338	$1,870
Trade receivables	3,101	2,634
Other receivables	1,224	1,212
Inventories, net	2,756	2,609
Other current assets	590	633

Total current assets	9,009	8,958

Property, plant and equipment, net	8,534	8,362
Goodwill	20,977	20,664
Intangible assets, net	19,094	18,768
Prepaid pension assets	73	69
Deferred income taxes	281	277
Equity method investments	5,630	5,387
Other assets	377	358

TOTAL ASSETS	$63,975	$62,843

LIABILITIES
Short-term borrowings	$2,564	$236
Current portion of long-term debt	1,035	605
Accounts payable	4,779	4,890
Accrued marketing	1,630	1,634
Accrued employment costs	702	844
Other current liabilities	2,468	2,713

Total current liabilities	13,178	10,922

Long-term debt	13,800	14,557
Deferred income taxes	4,738	4,750
Accrued pension costs	1,951	2,183
Accrued postretirement health care costs	512	499
Other liabilities	1,934	1,832

TOTAL LIABILITIES	36,113	34,743

EQUITY
Common Stock	—	—
Additional paid-in capital	31,714	31,760
Retained earnings	20,970	20,700
Accumulated other comprehensive losses	(9,381)	(9,986)
Treasury stock	(15,533)	(14,462)

Total Mondelēz International Shareholders’ Equity	27,770	28,012
Noncontrolling interest	92	88

TOTAL EQUITY	27,862	28,100

TOTAL LIABILITIES AND EQUITY	$63,975	$62,843

	March 31,	December 31,
	2016	2015	Incr/(Decr)
Short-term borrowings	$2,564	$236	$2,328
Current portion of long-term debt	1,035	605	430
Long-term debt	13,800	14,557	(757)

Total Debt	17,399	15,398	2,001

Cash and cash equivalents	1,338	1,870	(532)

Net Debt (1)	$18,737	$17,268	$1,469

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$557	$312
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	207	232
Stock-based compensation expense	30	36
Deferred income tax (benefit) / provision	(53)	25
Asset impairments	67	78
Loss on early extinguishment of debt	—	708
JDE coffee business transactions currency-related net gains	—	(551)
Gain on equity method investment exchange	(43)	—
Income from equity method investments	(85)	(26)
Distributions from equity method investments	54	56
Other non-cash items, net	102	37
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(404)	(558)
Inventories, net	(77)	(178)
Accounts payable	(135)	317
Other current assets	14	(50)
Other current liabilities	(463)	(481)
Change in pension and postretirement assets and liabilities, net	(225)	(239)

Net cash used in operating activities	(454)	(282)

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(335)	(439)
Proceeds from JDE coffee business transactions currency hedge settlements	—	939
Acquisitions, net of cash received	—	(81)
Proceeds from sale of property, plant and equipment and other	19	(2)

Net cash (used in) / provided by investing activities	(316)	417

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	67	333
Repayments of commercial paper, maturities greater than 90 days	—	(96)
Net (repayments) / issuances of other short-term borrowings	2,246	2,154
Long-term debt proceeds	1,149	3,601
Long-term debt repaid	(1,755)	(4,085)
Repurchase of Common Stock	(1,187)	(1,500)
Dividends paid	(269)	(249)
Other	(44)	27

Net cash provided by financing activities	207	185

Effect of exchange rate changes on cash and cash equivalents	31	(116)

Cash and cash equivalents:
(Decrease) / increase	(532)	204
Balance at beginning of period	1,870	1,631

Balance at end of period	$1,338	$1,835

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended March 31, 2016
Reported (GAAP)	$817		$1,127		$547		$2,289		$1,675		$6,455
Acquisitions	—		(38)		—		—		(5)		(43)
Currency	261		79		58		73		16		487

Organic (Non-GAAP)	$1,078		$1,168		$605		$2,362		$1,686		$6,899

For the Three Months Ended March 31, 2015
Reported (GAAP)	$1,257		$1,153		$695		$2,975		$1,682		$7,762
Historical Venezuelan operations	(218)		—		—		—		—		(218)
Historical coffee business	—		(18)		(116)		(618)		—		(752)
Accounting calendar change	—		—		—		—		(38)		(38)

Organic (Non-GAAP)	$1,039		$1,135		$579		$2,357		$1,644		$6,754

% Change
Reported (GAAP)	(35.0)%		(2.3)%		(21.3)%		(23.1)%		(0.4)%		(16.8)%
Historical Venezuelan operations	13.6	pp	—	pp	—	pp	—	pp	—	pp	2.4	pp
Historical coffee business	—		1.6		15.8		20.2		—		9.4
Acquisitions	—		(3.4)		—		—		(0.3)		(0.6)
Accounting calendar change	—		—		—		—		2.4		0.5
Currency	25.2		7.0		10.0		3.1		0.9		7.2

Organic (Non-GAAP)	3.8%		2.9%		4.5%		0.2%		2.6%		2.1%

Vol/Mix	(8.2	)pp	1.1	pp	(5.0	)pp	0.9	pp	2.1	pp	(0.7	)pp
Pricing	12.0		1.8		9.5		(0.7)		0.5		2.8

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Brands and Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging markets		Developed markets		Mondelēz International
For the Three Months Ended March 31, 2016
Reported (GAAP)	$4,533		$1,922		$6,455		$2,306		$4,149		$6,455
Acquisitions	—		(43)		(43)		(38)		(5)		(43)
Currency	347		140		487		373		114		487

Organic (Non-GAAP)	$4,880		$2,019		$6,899		$2,641		$4,258		$6,899

For the Three Months Ended March 31, 2015
Reported (GAAP)	$5,433		$2,329		$7,762		$2,973		$4,789		$7,762
Historical Venezuelan operations	(154)		(64)		(218)		(218)		—		(218)
Historical Coffee Business	(550)		(202)		(752)		(205)		(547)		(752)
Accounting calendar change	(29)		(9)		(38)		—		(38)		(38)

Organic (Non-GAAP)	$4,700		$2,054		$6,754		$2,550		$4,204		$6,754

% Change
Reported (GAAP)	(16.6)%		(17.5)%		(16.8)%		(22.4)%		(13.4)%		(16.8)%
Historical Venezuelan operations	2.5	pp	2.4	pp	2.4	pp	6.1	pp	—	pp	2.4	pp
Historical Coffee Business	10.0		8.3		9.4		6.7		11.2		9.4
Acquisitions	—		(2.1)		(0.6)		(1.5)		(0.1)		(0.6)
Accounting calendar change	0.6		0.4		0.5		—		0.9		0.5
Currency	7.3		6.8		7.2		14.7		2.7		7.2

Organic (Non-GAAP)	3.8%		(1.7)%		2.1%		3.6%		1.3%		2.1%

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2016
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$6,455	$2,535	39.3%	$722	11.2%
2014-2018 Restructuring Program costs	—	27		237
Acquisition integration costs	—	—		3
Intangible asset impairment charges	—	—		14
Costs associated with the JDE coffee business transactions	—	—		(1)
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,455	$2,562	39.7%	$974	15.1%

Currency		167		63

Adjusted @ Constant FX (Non-GAAP)		$2,729		$1,037

	For the Three Months Ended March 31, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$7,762	$2,941	37.9%	$811	10.4%
2012-2014 Restructuring Program costs	—	—		(2)
2014-2018 Restructuring Program costs	—	4		224
Remeasurement of net monetary assets in Venezuela	—	—		11
Costs associated with the JDE coffee business transactions	—	1		28
Historical coffee business	(752)	(292)		(130)
Historical Venezuelan operations	(218)	(71)		(53)
Acquisition-related costs	—	—		1
Reclassification of equity method investment earnings	—	—		(25)
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,792	$2,583	38.0%	$864	12.7%

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(13.8)%		(11.0)%
% Change - Adjusted (Non-GAAP)		(0.8)%		12.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		5.7%		20.0%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended March 31, 2016
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes	Effective tax rate	Equity Method Investment Net Earnings	Gain on Equity Method Investment Exchange	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$722	$244	$478	$49	10.3%	$(85)	$(43)	$3	$554	$0.35
2014-2018 Restructuring Program costs	237	—	237	59		—	—	—	178	0.11
Acquisition integration costs	3	—	3	—		—	—	—	3	—
Intangible asset impairment charges	14	—	14	5		—	—	—	9	0.01
Income / (costs) associated with the JDE coffee business transactions	(1)	—	(1)	(3)		—	—	—	2	—
Loss related to interest rate swaps	—	(97)	97	35		—	—	—	62	0.04
Equity method investee acquisition-related and other adjustments	—	—	—	1		1	—	—	(2)	—
Gain on equity method investment exchange	—	—	—	(2)		—	43	—	(41)	(0.03)
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$974	$147	$827	$144	17.4%	$(84)	$—	$3	$764	$0.48

Currency									43	0.03

Adjusted @ Constant FX (Non-GAAP)									$807	$0.51

Diluted Average Shares Outstanding										1,587

	For the Three Months Ended March 31, 2015
	Operating Income	Interest and other expense, net	Earnings before income taxes	Income taxes	Effective tax rate	Equity Method Investment Net Earnings	Gain on Equity Method Investment Exchange	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$811	$386	$425	$113	26.6%	$—	$—	$(12)	$324	$0.19
2012-2014 Restructuring Program costs	(2)	—	(2)	(1)		—	—	—	(1)	—
2014-2018 Restructuring Program costs	224	—	224	49		—	—	—	175	0.11
Remeasurement of net monetary assets in Venezuela	11	—	11	1		—	—	—	10	0.01
Income / (costs) associated with the JDE coffee business transactions	28	551	(523)	(196)		—	—	—	(327)	(0.20)
Reclassification of net earnings from historical coffee business	(130)	—	(130)	(17)		(113)	—	—	—	—
Loss related to interest rate swaps	—	(34)	34	13		—	—	—	21	0.01
Divestiture-related costs	—	(1)	1	—		—	—	—	1	—
Net earnings from Venezuelan subsidiaries	(53)	(2)	(51)	(19)		—	—	—	(32)	(0.02)
Net earnings from divestitures	—	—	—	(32)		—	—	—	32	0.02
Acquisition-related costs	1	—	1	—		—	—	—	1	—
Equity method investee acquisition-related and other adjustments	(25)	—	(25)	—		(25)	—	—	—	—
Loss on debt extinguishment and related expenses	—	(713)	713	261		—	—	—	452	0.27
Rounding	(1)	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$864	$187	$677	$172	25.4%	$(138)	$—	$(12)	$655	$0.39

Diluted Average Shares Outstanding										1,665

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.35	$0.19	$0.16	84.2%
2014-2018 Restructuring Program costs	0.11	0.11	—
Remeasurement of net monetary assets in Venezuela	—	0.01	(0.01)
Intangible asset impairment charges	0.01	—	0.01
Income / (costs) associated with the JDE coffee business transactions	—	(0.20)	0.20
Loss related to interest rate swaps	0.04	0.01	0.03
Gain on equity method investment exchange	(0.03)	—	(0.03)
Net earnings from Venezuelan subsidiaries	—	(0.02)	0.02
Net earnings from divestiture	—	0.02	(0.02)
Loss on debt extinguishment and related expenses	—	0.27	(0.27)

Adjusted EPS (Non-GAAP)	$0.48	$0.39	$0.09	23.1%
Impact of unfavorable currency	0.03	—	0.03

Adjusted EPS @ Constant FX (Non-GAAP)	$0.51	$0.39	$0.12	30.8%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.10
Decrease in operations from historical coffee business and equity method investments			(0.03)
Change in unrealized gains/(losses) on hedging activities			(0.02)
Impact of accounting calendar change			(0.01)
Lower interest and other expense, net			0.02
Changes in shares outstanding			0.02
Changes in income taxes			0.04

			$0.12

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2016
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$817		$1,127		$547		$2,289		$1,675		$—	$—	$—	$—	$6,455
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$817		$1,127		$547		$2,289		$1,675		$—	$—	$—	$—	$6,455

Operating Income
Reported (GAAP)	$67		$148		$51		$343		$271		$(54)	$(60)	$(44)	$—	$722
2014-2018 Restructuring Program costs	19		29		12		93		69		—	15	—	—	237
Acquisition integration costs	—		4		—		—		—		—	(1)	—	—	3
Intangible asset impairment charges	—		—		—		14		—		—	—	—	—	14
Costs associated with the JDE coffee business transactions	—		—		—		—		—		—	(1)	—	—	(1)
Rounding	—		—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$86		$181		$63		$450		$340		$(54)	$(48)	$(44)	$—	$974
Currency	40		13		3		8		2		—	—	(3)	—	63

Adjusted @ Constant FX (Non-GAAP)	$126		$194		$66		$458		$342		$(54)	$(48)	$(47)	$—	$1,037

% Change - Reported (GAAP)	(56.5)%		1.4%		59.4%		5.2%		(3.6)%		n/m	18.9%	4.3%	n/m	(11.0)%
% Change - Adjusted (Non-GAAP)	(36.8)%		23.1%		186.4%		21.0%		14.5%		n/m	(2.1)%	4.3%	n/m	12.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	(7.4)%		32.0%		200.0%		23.1%		15.2%		n/m	(2.1)%	(2.2)%	n/m	20.0%

Operating Income Margin
Reported%	8.2%		13.1%		9.3%		15.0%		16.2%						11.2%
Reported pp change	(4.1	)pp	0.4	pp	4.7	pp	4.0	pp	(0.5	)pp					0.8	pp
Adjusted%	10.5%		16.1%		11.5%		19.7%		20.3%						15.1%
Adjusted pp change	(2.6	)pp	3.1	pp	7.7	pp	3.9	pp	2.6	pp					2.4	pp

	For the Three Months Ended March 31, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,257		$1,153		$695		$2,975		$1,682		$—	$—	$—	$—	$7,762
Historical coffee business	—		(18)		(116)		(618)		—		—	—	—	—	(752)
Historical Venezuelan operations	(218)		—		—		—		—		—	—	—	—	(218)

Adjusted (Non-GAAP)	$1,039		$1,135		$579		$2,357		$1,682		$—	$—	$—	$—	$6,792

Operating Income
Reported (GAAP)	$154		$146		$32		$326		$281		$(7)	$(74)	$(46)	$(1)	$811
2012-2014 Restructuring Program costs	—		(1)		—		—		(1)		—	—	—	—	(2)
2014-2018 Restructuring Program costs	24		29		6		129		20		—	16	—	—	224

Remeasurement of net monetary assets in Venezuela	11		—		—		—		—		—	—	—	—	11
Costs associated with the JDE coffee business transactions	—		1		4		13		—		—	10	—	—	28
Historical coffee business	—		(6)		(19)		(96)		—		(10)	1	—	—	(130)
Historical Venezuelan operations	(53)		—		—		—		—		—	—	—	—	(53)
Operating income from divestitures	—		(1)		—		—		—		—	1	—	—	—
Acquisition-related costs	—		—		—		—		—		—	—	—	1	1
Reclassification of equity method investment earnings	—		(21)		(1)		—		(3)		—	—	—	—	(25)
Rounding	—		—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$136		$147		$22		$372		$297		$(17)	$(47)	$(46)	$—	$864

Operating Income Margin
Reported%	12.3%		12.7%		4.6%		11.0%		16.7%						10.4%
Adjusted%	13.1%		13.0%		3.8%		15.8%		17.7%						12.7%